Exhibit 99(c)(3)

Investment Banking Group

November 1, 2006
Board of Directors
Clark, Inc.
102 S. Wynstone Park Drive
North Barrington, IL 60010
Gentlemen:
          Clark Inc. (“Clark”) and AUSA Holding Company (“Aegon”) and AUSA Merger Sub, Inc., a wholly owned subsidiary of Aegon (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of November 1, 2006 (the “Merger Agreement”), pursuant to which Clark will be merged with and into Merger Sub (the “Merger”). Under the terms of the Merger Agreement, Aegon will cause Merger Sub to make a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share (together with any share purchase rights associated therewith) of Clark (the “Clark Common Stock”) at a price equal to $16.55 per share of Clark Common Stock (the “Transaction Consideration”), subject to certain adjustments. Following the purchase of shares of Clark Common Stock in the Offer, Merger Sub will merge with Clark and Clark shareholders who have not tendered their shares into the Offer will receive the Transaction Consideration. On the first business day following the purchase of shares of Clark Common Stock pursuant to the Offer, we understand that certain members of Clark management will acquire assets, and assume liabilities, related to certain business segments of Clark (the “Other Businesses”) pursuant to a separate asset purchase agreement, dated as of November 1, 2006 (the “Asset Purchase Agreement”) for $34.5 million in cash. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement. Capitalized terms not defined in this opinion have the meanings given them in the Merger Agreement or the Asset Purchase Agreement, as the case may be. You have requested our opinion as to the fairness, from a financial point of view, of the Transaction Consideration to the unaffiliated holders of Clark Common Stock.
     Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Merger Agreement and the Asset Purchase Agreement; (ii) certain publicly available financial statements and other historical financial information of Clark that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Aegon and Merger Sub in determining Aegon’s and Merger Sub’s capacity to pay the Transaction Consideration; (iv) consensus earnings per share estimates for the year ending December 31, 2006 and December 31, 2007 published by First Call and reviewed with management of Clark and certain other internal financial projections of Clark for the years ended December 31, 2007

+	Sandler O’Neill + Partners, L.P.	+	www.Sandler O’neill.com
919 Third Avenue, 6th Floor, Now York, NY 10022
T:(2I2) 466-7700 F: (212) 466-7711

November 1, 2006
Board of Directors
Clark, Inc.
through 2010 as provided by senior management of Clark; (v) the publicly reported historical price and trading activity for Clark’s common stock, including a comparison of certain financial and stock market information for Clark with similar publicly available information for certain other companies the securities of which are publicly traded; (vi) to the extent publicly available, the financial terms of certain recent business combinations in the insurance brokerage and business services industries; (vii) the current market environment generally and the environment in the industries in which Clark operates in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Clark the business, financial condition, results of operations and prospects of Clark.
     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Clark or its respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Clark that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets or the liabilities (contingent or otherwise) of Clark or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.
     With respect to the financial projections provided to us by Clark, reviewed with the management of Clark and used by Sandler O’Neill in its analyses, Clark’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect thereto and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Clark’s and Aegon’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Clark will remain as a going concern for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. With your consent, we have relied upon the advice Clark has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

November 1, 2006
Board of Directors
Clark, Inc.
     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which Clark’s and Aegon’s common stock may trade at any time.
     We have acted as Clark’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Clark has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services to Clark and we have received compensation for such services. We have also received certain consulting fees from Clark in connection with certain of our clients obtaining insurance through Clark.
     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Clark and Aegon and their affiliates. We may also actively trade the equity or debt securities of Clark and Aegon or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
     Our opinion is directed to the Board of Directors of Clark in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Clark as to whether such shareholder should tender their shares in the Offer or vote in favor of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Transaction Consideration to unaffiliated holders of Clark and does not address the underlying business decision of Clark to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Clark or the effect of any other transaction in which Clark might engage. We express no opinion, either actual or implied as the Other Businesses transaction described above or the adequacy of the consideration received by Clark in the Other Businesses transaction. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration is fair to the unaffiliated holders of Clark Common Stock from a financial point of view.
Very truly yours,